Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/ 572-5100 www.kslaw.com

March 26, 2025

Satellogic Inc. 210 Delburg Street Davidson, NC 28036

Ladies and Gentlemen:

We have acted as counsel for Satellogic Inc., a Delaware corporation (the “Company”), which was formerly incorporated and existing under the laws of the British Virgin Islands (“BVI”) prior to domesticating to the State of Delaware (the “Domestication”) on March 26, 2025, in connection with Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 (Registration Nos. 333-266733 and 333-269552) (the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”) on August 10, 2022 and February 3, 2023, respectively. The Registration Statements relate to the issuance of up to an aggregate 15,330,600 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”), that may be issued pursuant to the terms and in the manner set forth in the Company’s Amended and Restated 2021 Incentive Compensation Plan (the “Plan”). The Shares consist of the maximum 8,475,601 of shares of Class A Common Stock issuable under the Plan and an additional 6,854,999 shares authorized for issuance pursuant to the Plan upon the exercise of Substitute Awards (as defined in the Plan) arising from the assumption by the Company of options granted by Nettar Group Inc. (“Nettar”).

In our capacity as such counsel, we have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed. In making such examination and in rendering the opinions set forth below, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We have further assumed that (i) immediately prior to the Domestication, the Company was, and at all relevant times for purposes of rendering the opinions set forth herein, duly organized, validly existing and in good standing under the laws of the BVI and had the full power, authority and legal right to consummate the Domestication and (ii) the obligations of Nettar pursuant to Prior Plan (as defined in the Plan) and any option agreement entered into by Nettar in connection with the Prior Plan have been validly assumed by the Company. As to matters of fact material to this opinion letter, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

Satellogic Inc.

March 26, 2025

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued by the Company in accordance with the terms and in the manner set forth in the Plan, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the federal laws of the United States of America and the Delaware General Corporation Law, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statements. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ King & Spalding LLP